Exhibit 10.14

April 14, 2025

Re:       Severance Agreement

As you are aware, it is the practice of Sturm, Ruger & Company, Inc., its successors, assigns and related entities (collectively, the "Company") to provide severance benefits, subject to certain conditions, to certain officers whose employment is terminated by the Company without Cause (as defined below) or by the applicable officer for Good Reason (as defined below).

The purpose of this letter agreement (this "letter") is to set forth the terms of the severance benefits that you would be entitled to receive under the circumstances outlined below.

1.             (a)         Termination Without Cause or for Good Reason: Subject to the limitations set forth in Section 4, if, during the Term (as defined below), and prior to the occurrence of a Change in Control (as defined below), the Company terminates your employment without Cause or you terminate your employment for Good Reason, provided that you execute and deliver an effective Release (as defined below) to the Company within the timeframe specified in the Release (the "Release Requirement"), then the Company shall pay you, within 60 days after such termination date, or, to the extent required by Section 409A of the Internal Revenue Code of 1986 (the "Code"), on the first day of the seventh month following the Release Delivery Date, as a severance payment for services previously rendered to the Company, a lump sum equal to 18 months of your Base Annual Salary (as defined below) (without regard to any decrease in the rate of your Base Annual Salary following the event(s) giving rise to Good Reason). In addition, upon such termination, a prorated portion of your then-outstanding Retention Restricted Stock Unit Awards and Performance Restricted Stock Unit Awards shall vest and be paid (in cash and/or shares of Common Stock (as defined below), as applicable) in accordance with their terms.

(b)       Change in Control Termination: Subject to the limitations set forth in Section 4, if a Change in Control occurs during the Term, and, within 24 months after the effective date of such Change in Control, the Company terminates your employment without Cause or you terminate your employment for Good Reason, provided that you satisfy the Release Requirement, then the Company shall pay you, within 60 days after such termination date or, to the extent required by Section 409A of the Code, on the first day of the seventh month following the Release Delivery Date, a lump sum equal to 24 months of your Annual Compensation (without regard to any decrease in the rate of your Annual Compensation made after the Change in Control), In addition, upon such termination, your then-outstanding Retention Restricted Stock Unit Awards and Performance Restricted Stock Unit Awards shall fully vest and be paid in a lump sum (to the extent permitted by Section 409A of the Code, at the same time as the Annual Compensation lump sum pursuant to the preceding sentence) equal to the cash value of the subject vested shares of Common Stock as of the effective date of such Change in Control.

(c)       Section 409A of the Code: Notwithstanding anything to the contrary in this letter or any Company policy providing for severance payments and benefits, to the extent required by Section 409A of the Code, no payments shall be made to you under this letter or such Company policy during the first six months following your termination of employment with the Company; you shall instead receive a lump sum payment on the first day of the seventh month following the date your employment terminates in an amount equal to the total amount of payments that you otherwise would have received during the first six months following your termination of employment. Any remaining payments shall be made to you in accordance with the terms of the applicable Company policy. Each payment described in this letter is treated as a separate payment for purposes of Section 409A of the Code. In the event the amounts due under your vested Retention Restricted Stock Unit Awards and Performance Restricted Stock Unit Awards are not permitted to be paid at the time specified in Section 1(b) above under Section 409A of the Code, such amounts shall instead be paid in accordance with their terms and Section 409A of the Code.

(d)       The severance benefits specified in this Section 1 shall be in lieu of any severance pay or other severance benefit that the Company may provide to terminated employees pursuant to policies of the Company that may at that time be in effect. The provisions of this Section 1 concerning the treatment of your then-outstanding Retention Restricted Stock Unit Awards and Performance Restricted Stock Unit Awards are intended and shall function as an amendment to such awards to the extent necessary to effectuate the purposes of this Section 1, but shall, in no way, provide for any duplication or double-counting of payments or other benefits under such awards.

(e)       The severance benefits specified in this Section 1 shall not in any way affect your entitlement to the receipt of (i) accrued dividends due under the terms of your then-outstanding Retention Restricted Stock Unit Awards and Performance Restricted Stock Unit Awards at the time of your termination, or (ii) any cash bonus or other cash incentive that you are otherwise eligible to earn in the ordinary course during the partial year prior to the date of your termination pursuant to each plan or program (whether or not such plan or program has been formalized or is in written form) of the Company in effect for such year that provides for cash bonuses or other cash incentives (provided that the Company goals that trigger the obligation of the Company to pay the cash bonus or other cash incentives are satisfied). In such event, provided that you satisfy the Release Requirement, such partial year cash bonus or other cash incentive shall be paid to you when cash bonuses are paid to the Company's other senior executives with respect to such year, but in no event later than 75 days after the end of such year.

2.             Definitions: As used herein:

(a)        "Annual Compensation" shall mean, at any time, an amount equal to your Base Annual Salary, plus 100% of the target cash bonus or other cash incentive that you are eligible to earn in the current year pursuant to each plan or program (whether or not such plan or program has been formalized or is in written form) of the Company in effect for such year that provides for cash bonuses or other cash incentives, or if no such plan or program has been adopted with respect to such year, 100% of the target cash bonus or other cash incentive that you were eligible to earn in the most recent year in which such a plan or program was in effect;

(b)        "Base Annual Salary" shall mean, at any time, an amount equal to your annual rate of salary at such time;

(c)       "Cause" shall mean: (i) a breach of your fiduciary duty to the Company including, but not limited to, your failure to obey any lawful directive of the Board of Directors of the Company, (ii) your personal dishonesty or willful misconduct or (iii) your willful violation of any material law, rule, regulation, or final cease-and-desist order related to your employment;

(d)       "Change in Control" shall be deemed to have the same meaning as defined in the Sturm, Ruger & Company, Inc. 2023 Stock Incentive Plan;

(e)       "Common Stock" shall mean the Company's common stock, par value $1.00 per share.

(f)       "Good Reason" shall mean the Company, without your written consent: (i) reduces in any manner your duties, responsibilities, authority, Annual Compensation or material employee benefits, (ii) relocates your principal place of employment by more than 50 miles from its then-current location (including, without limitation, requiring your attendance at an office more than 50 miles from your then-current approved place of work), or (iii) materially breaches any agreement with you, and, in each case, the Company does not cure the event constituting Good Reason within thirty (30) days following the date of the Company's receipt of a written notice from you describing such breach, which written notice must be received by the Company within ninety (90) days following the occurrence of such breach.

(g)       "Release" shall mean a release in made by you in favor of the Company and its affiliates, in form substantially similar to Exhibit A; and

(h)       "Term" shall mean the period commencing on the date hereof and ending on the first anniversary of the date hereof, subject to automatic extension on each anniversary of the date hereof, unless (i) you give notice of your intent to terminate your employment, or otherwise terminate your employment, before such date or (ii) the Company gives written notice to you of the termination of such automatic extensions at least 360 days prior to such date.

3.               Benefits: Upon the occurrence of a termination of your employment under circumstances entitling you to receive the severance payment provided in Section 1 above, the Company shall also cause to be continued, for a period of time equal to the number of months of severance pay, such life, medical and dental insurance coverage as is otherwise maintained by the Company for full-time employees (based on your Base Annual Salary in effect immediately prior to the date your employment terminates), subject to the limitations set forth in such plans, programs or policies, provided that you shall continue to pay all amounts in respect of such coverage that an employee receiving the same level of coverage is or would be required to pay (the employee contribution).

4.               Parachute Payment: In the event that any amount otherwise payable hereunder would be deemed to constitute a parachute payment (a "Parachute Payment") within the meaning of Section 280G of the Code, and if any such Parachute Payment, when added to any other payments which are deemed to constitute Parachute Payments, would otherwise result in the imposition of an excise tax under Section 4999 of the Code, the amounts payable hereunder shall be reduced by the smallest amount necessary to avoid the imposition of such excise tax. Any such limitation shall be applied to such compensation and benefit amounts, and in such order, as the Company shall determine in its sole discretion.

5.               Termination for Cause and Voluntary Termination: You shall have no right to receive any severance pay or severance benefit for any period after the date of the termination by the Company of your employment for Cause or, except as otherwise provided in Section 1, following the voluntary termination by you of your employment. Notwithstanding the foregoing, in such event, nothing in this Section 5 shall affect any amounts or other consideration you are entitled to receive under your outstanding Restricted Stock Unit ("RSU") awards at the time of such termination, if any, and such RSU awards are subject to, and governed by, their own terms.

6.               Nothing in this letter (a) confers upon you the right to continue in the employment of the Company or the right to hold any particular office or position with the Company, (b) requires the Company to pay you, or entitles you to receive, any specified annual salary or interferes with or restricts in any way the right of the Company to decrease your annual salary at any time or (c) interferes with or restricts in any way the right of the Company to terminate your employment at any time, with or without Cause.

7.               Any payments due you hereunder shall be reduced by all applicable withholding and other taxes.

8.               The provisions set forth in this letter shall continue in effect throughout its Term. The provisions of this letter shall survive the termination of the Term and/or the termination of your employment with the Company to the extent necessary to effectuate the terms contained herein.

9.               This letter is intended to be binding upon the Company, its successors in interest and assigns. On and after the date of this letter, the terms regarding severance benefits described herein shall supersede and replace all severance and other benefits provided under any other letters to, or agreements with, you relating to provisions of benefits upon a termination of your employment, and are contingent upon your acceptance by signing below, provided that this letter shall be subject in all respects to the Company's Executive Compensation Clawback Policy (as amended, the "Policy"). You agree to comply with the terms of the Policy with respect to any applicable payments made to you under this letter.

10.           This letter shall be governed by, construed and enforced in accordance with the laws of the Connecticut, without giving effect to the principles of conflicts of law thereof.

11.           You and the Company intend that this letter is either exempt from or complies with the provisions of Section 409A of the Code and the regulations and other guidance of general applicability that are issued thereunder. You and the Company agree to negotiate in good faith regarding amendments to this letter that may be necessary or desirable to maintain an exemption from or comply with Section 409A.

This letter may be executed in one or more counterparts, each of which will be deemed to be an original, but all of which will collectively constitute a single original.

Very truly yours,
STURM, RUGER & COMPANY, INC.

Kevin B. Reid, Sr.
Vice President, General Counsel and
Corporate Secretary

Agreed and Accepted:
By:	S/BENJAMIN P. QUINN

Date:	May 1, 2025